For More Information:
Michael P. Smith Vice President of Business Development (201) 802-7101	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Establishes Plans for Clinical Program for MEM 3454 in Schizophrenia
-Broadens Roche Nicotinic Alpha-7 Alliance-
-Secures Additional $5M Debt Financing to Support Phase 2a Trial-
-Restructures Roche PDE4 Agreement-
-Company to Host Conference Call at 9:00 a.m. EDT-

MONTVALE, N.J., June 19, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it plans to commence a proof-of-concept Phase 2a study of MEM 3454, the Company’s lead nicotinic alpha-7 partial agonist, for the treatment of cognitive impairment associated with schizophrenia (CIAS) in the fourth quarter of 2007. To support this new program, the Company has expanded its nicotinic alpha-7 receptor agonist agreement with Roche. In addition, the Company has amended its term loan agreement with Hercules Technology Growth Capital, Inc. to secure an additional $5 million, which will help fund the Phase 2a CIAS trial of MEM 3454.

Under the terms of the original Roche agreement, Roche has the option to secure a license to MEM 3454 upon the completion of Memory Pharmaceuticals’ ongoing Phase 2a trial of MEM 3454 in Alzheimer’s disease and is obligated to make a milestone payment to Memory Pharmaceuticals at the time this option is exercised. The expanded agreement provides that Roche would have to make an additional milestone payment upon completion of the Phase 2a CIAS trial to maintain its license to MEM 3454. The additional milestone payment is expected to cover the expenses related to the Phase 2a CIAS trial of MEM 3454.

“We are delighted that Roche shares our enthusiasm for MEM 3454 as a treatment for cognitive impairment associated with schizophrenia. Their commitment to this program underscores the tremendous potential for the use of nicotinic alpha-7 receptor agonists in multiple CNS indications,” said David A. Lowe, Ph.D., Chief Scientific Officer. “Nicotinic alpha-7 receptor agonists are generating much excitement in the scientific community for their ability to modulate neurotransmitters in the brain, thereby producing beneficial effects in debilitating diseases such as schizophrenia. With the expanded Roche agreement in place, we have taken the appropriate steps to advance a program for MEM 3454 in this indication, which represents a large market opportunity.”

Memory Pharmaceuticals also announced that it has amended its loan agreement with Hercules to increase the funding available thereunder from $10 million to $15 million. In March, Hercules advanced $6 million to the Company under the loan agreement, and has agreed to advance an additional $5 million to the Company, which will help fund the Phase 2a CIAS trial of MEM 3454. From September 15, 2007, through December, 31, 2007, Memory Pharmaceuticals has the option to request the remaining $4 million available under the loan agreement. In connection with today’s advance, Memory Pharmaceuticals has issued to Hercules a five-year warrant to purchase 325,521 shares of Memory Pharmaceuticals at an exercise price of $1.92 per share.

Memory Pharmaceuticals also reported today that it has restructured its PDE4 inhibitor collaboration with Roche. The Company has regained all worldwide rights to the PDE4 program and Roche has agreed to relinquish all license and options rights to the program, including those related to MEM 1414 and MEM 1917. Memory Pharmaceuticals has agreed to make milestone payments to Roche upon the achievement of development, regulatory and sales events of PDE4 compounds and to pay royalties to Roche on worldwide sales of marketed products from the PDE4 program.

“The terms of the restructured PDE4 agreement provide opportunities to more rapidly advance this program, either on our own or with partners,” said Mike Smith, Vice President of Business Development. “PDE4 inhibitors have potential therapeutic value in multiple indications, and we are excited that we now have the opportunity to fully explore the potential of the compounds developed under our PDE4 program. Our lead drug candidate in this program, MEM 1414, has been generally well-tolerated in Phase 1 clinical studies, notably showing no emesis or nausea, which are side effects that have historically been limiting for the PDE4 inhibitor class.”

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call today at 9:00 a.m. EDT to discuss this announcement. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Jim Sulat, President and Chief Executive Officer, Dr. David Lowe, Chief Scientific Officer, Dr. Stephen Murray, Vice President of Clinical Development and Mike Smith, Vice President of Business Development will host the conference call.

Investors and other interested parties may access the call as follows:

Date:	June 19, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	800.322.2803
Telephone (international):	617.614.4925
Participant Passcode:	47109037
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Tuesday, June 19, 2007, until Tuesday, June 26, 2007. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 58865863. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About MEM 3454
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program. Memory Pharmaceuticals is developing MEM 3454 as a potential therapy for Alzheimer’s disease and schizophrenia.

About PDE4 Inhibitors and MEM 1414 and MEM 1917
PDE4 inhibitors are designed to inhibit the activity of PDE4, an enzyme which breaks down cAMP, an important neuronal and intracellular signaling molecule. Compounds inhibiting this enzyme could be beneficial in the treatment of a number of CNS disorders, including Alzheimer’s disease, schizophrenia, depression and Parkinson’s disease, as well as inflammatory diseases such as chronic obstructive pulmonary disorder or asthma. MEM 1414 and MEM 1917 are novel, selective, oral PDE4 inhibitors that have demonstrated the potential to reverse memory deficits and improve cognitive function in preclinical models.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations;; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #